Exhibit 99.1

CONDENSED FINANCIAL STATEMENTS

OF

TOYS “R” US PROPERTY COMPANY II, LLC

(UNAUDITED)

FOR THE QUARTERLY PERIOD ENDED MAY 1, 2010

TOYS “R” US PROPERTY COMPANY II, LLC

Item 1.	Financial Statements

TOYS “R” US PROPERTY COMPANY II, LLC

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)	May 1, 2010	January 30, 2010
ASSETS
Current Assets:
Cash	$35,127	$13,741
Net properties held for sale	978	978
Due from affiliates, net	612	258

Total current assets	36,717	14,977

Real Estate, Net:
Land	168,340	168,340
Buildings, net	174,944	176,287
Leasehold improvements, net	58,724	60,443

Total real estate, net	402,008	405,070

Straight-line rent receivable from affiliates	34,008	30,720
Debt issuance costs, net	26,485	27,287

	$499,218	$478,054

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities:
Accrued interest and other current liabilities	$27,721	$13,647
Deferred related party revenue	-	243

Total current liabilities	27,721	13,890

Deferred rent liabilities	10,096	9,981
Long-term debt	715,098	714,849
Member’s deficit	(253,697)	(260,666)

	$499,218	$478,054

See Notes to Condensed Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended
(In thousands)	May 1, 2010	May 2, 2009
Rental revenues:
Base rents	$26,562	$18,431
Tenant reimbursements	3,332	3,286

Total revenues	29,894	21,717

Depreciation	3,062	3,159
Common area maintenance expenses	3,332	3,286
Rental expense	761	755
Other operating expenses, net	419	578

Total operating expenses	7,574	7,778

Operating earnings	22,320	13,939
Interest expense, net	16,554	3,808

Earnings from continuing operations	5,766	10,131
Earnings from discontinued operations	-	2,338

Net earnings	$5,766	$12,469

See Notes to Condensed Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	13 Weeks Ended
(In thousands)	May 1, 2010	May 2, 2009
Cash Flows from Operating Activities:
Net earnings	$ 5,766	$ 12,469
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	3,062	4,179
Amortization of debt issuance costs	882	845
Amortization of original issue discount	249	-
Changes in operating assets and liabilities:
Straight-line rent assets and deferred rent liabilities	(3,173)	(1,875)
Accrued interest and other current liabilities	14,074	367
Deferred related party revenue	(243)	(1,701)
Due from affiliates, net	(354)	2,893

Net cash provided by operating activities	20,263	17,177

Cash Flows from Investing Activities:
Increase in restricted cash	-	(208)

Net cash used in investing activities	-	(208)

Cash Flows from Financing Activities:
Capital contributions	1,203	-
Capitalized debt issuance/extension costs	(80)	-
Distributions	-	(16,969)

Net cash provided by (used in) financing activities	1,123	(16,969)

Cash:
Net increase during period	21,386	-
Cash at beginning of period	13,741	-

Cash at end of period	$ 35,127	$ -

Supplemental Disclosure of Cash Flow Information:
Interest paid	$ -	$ 2,888

See Notes to Condensed Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

CONDENSED STATEMENTS OF CHANGES IN MEMBER’S DEFICIT

(Unaudited)

(In thousands)	Member’s Deficit

Balance, January 31, 2009	$ (193,086)
Net earnings for the period	12,469

Total comprehensive income	12,469
Distributions	(16,969)

Balance, May 2, 2009	$ (197,586)

Balance, January 30, 2010	$ (260,666)
Net earnings for the period	5,766

Total comprehensive income	5,766
Capital Contribution	1,203

Balance, May 1, 2010	$ (253,697)

See Notes to Condensed Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC (“TRU Propco II”)), except as expressly indicated or unless the context otherwise requires. TRU Propco II was formed on July 21, 2005 as part of a legal reorganization of the businesses of Toys “R” Us, Inc. (“TRU”). TRU owns or licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We are ultimately owned by TRU through our indirect parent, Toys “R” Us - Delaware, Inc. (“Toys-Delaware”), to whom we lease or sublease substantially all of our properties and from whom we derive substantially all of our revenues and cash flows.

As a result of the reorganization, the Company received, as contributions from Toys-Delaware and other affiliates, certain properties which we now lease to Toys-Delaware. As the reorganization was between entities under common control, the net assets transferred were recorded at their historical costs.

Fiscal 2009 Reorganization and Acquisition of Assets Under Common Control

On November 20, 2009, we acquired substantially all of the net assets (the “Transaction”) of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries. MPO Holdings, LLC (“MPO”) was directly owned by TRU and also leased or subleased substantially all of its 46 properties to Toys-Delaware. MPO was also formed on July 21, 2005 as a result of the reorganization referred to above and received properties from affiliated entities which were recorded at their historical costs. As the Transaction was between entities under common control, we are required to reflect the Transaction in these financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO financial information combined retrospectively for all periods presented and the net assets transferred were recorded at their historical costs. Additionally, in connection with the Transaction, we transferred six properties to Toys-Delaware in exchange for a portion of the properties formerly owned by MPO (refer to Note 3 entitled “Discontinued operations” for further details). As a result of the Transaction, we now own or lease a total of 129 properties in the United States all of which we lease or sublease to Toys-Delaware.

The Condensed Balance Sheets as of May 1, 2010 and January 30, 2010, the Condensed Statements of Operations, the Condensed Statements of Cash Flows and the Condensed Statements of Changes in Member’s Deficit for the thirteen weeks ended May 1, 2010 and May 2, 2009, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen weeks then ended. The Condensed Balance Sheet at January 30, 2010, presented herein, has been derived from our audited balance sheet in our Annual Report furnished as an exhibit to TRU’s Form 8-K filed on April 30, 2010 for the fiscal year ended January 30, 2010, but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the financial statements and footnotes thereto included within our Annual Report furnished as an exhibit to TRU’s Form 8-K filed on April 30, 2010 for the fiscal year ended January 30, 2010. The results of operations for the thirteen weeks ended May 1, 2010 and May 2, 2009 are not necessarily indicative of operating results of the full year.

2. Real estate, net

(In thousands)	May 1, 2010	January 30, 2010

Land	$168,340	$168,340
Buildings	273,059	273,059
Capital improvements	134,268	134,268

	575,667	575,667
Less: accumulated depreciation	(173,659)	(170,597)

Total	$402,008	$405,070

Net properties held for sale

The following assets are classified as held for sale:

(In thousands)	May 1, 2010	January 30, 2010

Land	$332	$332
Buildings	841	841
Leasehold improvements	489	489

	1,662	1,662
Less: Accumulated depreciation	(684)	(684)

Total	$978	$978

Assets held for sale represent assets owned by us that we have committed to sell in the near term. We have identified a potential buyer for this asset as of both May 1, 2010 and January 30, 2010.

3. Discontinued operations

On November 20, 2009, we transferred six properties, including four distribution centers to Toys-Delaware (the “Transferred Properties”) and received in exchange a portion of the properties formerly owned by MPO. The carrying amount of the net assets transferred was approximately $149 million. We have reported the operating results for the Transferred Properties as Earnings from discontinued operations in our Condensed Statements of Operations for the thirteen weeks ended May 2, 2009.

The operating results of discontinued operations through November 20, 2009 were derived from our historical financial information and have been segregated from continuing operations and reported separately in the Condensed Statement of Operations for the thirteen weeks ended May 2, 2009. These amounts have been summarized for fiscal years presented below:

(In thousands)	May 2, 2009
Total revenues	$4,930

Earnings from discontinued operations	$2,338

4. Long-term debt

On November 20, 2009, we completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Secured Notes”). The indenture governing the Secured Notes contains covenants, including, among other things, covenants that restrict our ability to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments and create liens. The indenture governing the Secured Notes also contains covenants that limit the ability of TRU to cause or permit Toys-Delaware to incur indebtedness or make restricted payments.

Refer to the annual financial statements furnished as an exhibit to TRU’s Form 8-K filed on April 30, 2010 for further details on indebtedness.

As of May 1, 2010 and January 30, 2010, the carrying value of our debt was $715 million and $715 million, respectively, with fair values of approximately $767 million and $747 million, respectively. The fair values of our long-term debt are estimated using the quoted market prices for the same or similar issues.

5. Member’s deficit

Giraffe Junior Holdings, LLC, an indirect wholly-owned subsidiary of TRU, is the direct owner of 100% of the limited liability company interest in us. We evaluate our cash balances on an ongoing basis and periodically distribute cash to our parent companies. During the thirteen weeks ended May 1, 2010, we received a capital contribution of approximately $1 million from Giraffe Junior Holdings, LLC. During the thirteen weeks ended May 2, 2009, we made cash distributions of $9 million and $4 million in dividends and return of capital, respectively.

During the thirteen weeks ended May 2, 2009, MPO made cash distributions of $3 million and $1 million in dividends and return of capital, respectively.

Subsequent event

On May 28, 2010, we made cash distribution of approximately $7 million to Giraffe Junior Holdings, LLC.

6. Related party transactions

Rental Revenues

Our rental revenue reflected in these Condensed Financial Statements was derived from leasing arrangements we have entered into with Toys-Delaware. The master lease agreements provided for Toys-Delaware to reimburse us for property related costs including real estate taxes and common area maintenance charges. Some of these costs are directly paid by Toys-Delaware and we record such costs both as an expense and a tenant reimbursement. During the thirteen weeks ended May 1, 2010 and May 2, 2009, we earned related party Base rent revenues of approximately $27 million and $22 million, respectively. In addition, during the thirteen weeks ended May 1, 2010 and May 2, 2009, we recorded Tenant reimbursements of approximately $3 million and $4 million, respectively, under our leasing arrangements with Toys-Delaware.

Management Service Fees

Toys-Delaware provides a majority of the centralized corporate functions, including accounting, human resources, legal, tax and treasury services to TRU, other affiliates and us under a Domestic Service Agreement (“Agreement”). The costs are based on a formula for each affiliate, as defined in the Agreement. During the thirteen weeks ended May 1, 2010 and May 2, 2009, the amount charged to us for these services was $0.4 million and $0.5 million, respectively.

7. Due from affiliates, net

As of May 1, 2010 and January 30, 2010, Due from affiliates, net of approximately $0.6 million and $0.3 million, respectively, primarily represents base rents owed to us by Toys-Delaware.

8. Recent accounting pronouncements

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after March 5, 2010. The adoption of ASU 2010-11 is not expected to have a material impact on the Condensed Financial Statements.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used herein the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC (“TRU Propco II”)), except as expressly indicated or unless the content otherwise requires. The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Condensed Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business

We are a special purpose entity owned indirectly by Toys “R” Us – Delaware, Inc (“Toys-Delaware”). We own fee and leasehold interests in 129 properties in various retail markets throughout the United States. Under an operating company/property company structure, we lease these properties on a triple-net basis to Toys-Delaware, the operating entity for all of Toys “R” Us, Inc.’s (“TRU”) North American businesses. Substantially all of our revenues and cash flows are derived from payments from Toys-Delaware under an Amended and Restated Master Lease Agreement (the “TRU Propco II Master Lease”). For quarterly financial statements and other information about our master tenant, Toys-Delaware, see exhibit number 99.2 within the Current Report on Form 8-K filed by TRU on June 15, 2010.

Results of Operations

Earnings from Continuing Operations

	13 Weeks Ended
($ In thousands)	May 1, 2010	May 2, 2009	$ Change	% Change
Earnings from continuing operations	$5,766	$10,131	$ (4,365)	(43.1)%

We generated Earnings from continuing operations of $5.8 million for the thirteen weeks ended May 1, 2010 compared to $10.1 million for the thirteen weeks ended May 2, 2009. Earnings from continuing operations decreased primarily due to an increase of $12.8 million in Interest expense, net, partially offset by an increase of $8.2 million in Total revenues due primarily to an increase in Base rents.

Total Revenues

	13 Weeks Ended
($ In thousands)	May 1, 2010	May 2, 2009	$ Change	% Change
Total revenues	$29,894	$21,717	$8,177	37.7%

Total revenues increased by $8.2 million, or 37.7%, to $29.9 million for the thirteen weeks ended May 1, 2010 compared to $21.7 million for the thirteen weeks ended May 2, 2009. The increase was primarily due to an increase in Base rents of $8.1 million as a result of our amendment and restatement of the TRU Propco II Master Lease on November 20, 2009.

Depreciation

	13 Weeks Ended
($ In thousands)	May 1, 2010	May 2, 2009	$ Change	% Change
Depreciation	$3,062	$3,159	$ (97)	(3.1)%

Depreciation had a nominal decrease for the thirteen weeks ended May 1, 2010 compared to the thirteen weeks ended May 2, 2009.

Common Area Maintenance Expenses

	13 Weeks Ended
($ In thousands)	May 1, 2010	May 2, 2009	$ Change	% Change
Common area maintenance expenses	$3,332	$3,286	$46	1.4%

Common area maintenance expenses had a nominal increase for the thirteen weeks ended May 1, 2010 compared to the thirteen weeks ended May 2, 2009. These expenses are fully reimbursed by our tenant under the TRU Propco II Master Lease, and are reflected in Tenant reimbursements, which is a component of Total revenues.

Rental Expense

	13 Weeks Ended
($ In thousands)	May 1, 2010	May 2, 2009	$ Change	% Change
Rental expense	$761	$755	$6	0.8%

Rental expense had a nominal increase for the thirteen weeks ended May 1, 2010 compared to the thirteen weeks ended May 2, 2009. These expenses are fully reimbursed by our tenant under the TRU Propco II Master Lease, and are reflected in Base rents, which is a component of Total revenues.

Other Operating Expenses, net

	13 Weeks Ended
($ In thousands)	May 1, 2010	May 2, 2009	$ Change	% Change
Other operating expenses, net	$419	$578	$(159)	(27.5)%

Other operating expenses, net decreased by $0.2 million, or 27.5% to $0.4 million for the thirteen weeks ended May 1, 2010 compared to $0.6 million for the thirteen weeks ended May 2, 2009. The decrease in Other operating expenses, net was primarily due to a decrease in management service fees. See Note 6 to the Condensed Financial Statements entitled “Related party transactions” for further details.

Interest Expense, net

	13 Weeks Ended
($ In thousands)	May 1, 2010	May 2, 2009	$ Change	% Change
Interest expense, net	$16,554	$3,808	$12,746	334.7%

Interest expense, net increased by $12.8 million, or 334.7%, to $16.6 million for the thirteen weeks ended May 1, 2010 compared to $3.8 million for the thirteen weeks ended May 2, 2009. The increase in Interest expense, net was primarily due to higher effective interest rates related to the $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Secured Notes”), which refinanced, in part, our previous indebtedness.

Earnings from Discontinued Operations

	13 Weeks Ended
($ In thousands)	May 1, 2010	May 2, 2009	$ Change	% Change
Earnings from discontinued operations	$-	$2,338	$ (2,338)	(100.0)%

Earnings from discontinued operations decreased by $2.3 million, or 100.0% for the thirteen weeks ended May 1, 2010 compared to the thirteen weeks ended May 2, 2009. The decrease was due to the transfer of six properties to Toys-Delaware on November 20, 2009. See Note 3 to the Condensed Financial Statements entitled “Discontinued operations” for further details.

Liquidity and Capital Resources

Overview

As of May 1, 2010, we were in compliance with all of our covenants related to the Secured Notes.

Our largest source of operating cash flows is cash collections from our lessee, Toys-Delaware. In general, we utilize our cash to service debt, pay normal operating costs and, at the discretion of our board of directors and as permitted by the indenture governing the Secured Notes, declare and pay dividends to our indirect parent Toys-Delaware. We have been able to meet our operating cash needs principally by using cash on hand and cash flows from operations and we believe that cash generated from operations along with existing cash will be sufficient to fund expected cash flow requirements for the next twelve months.

Cash Flows

	13 Weeks Ended
(In thousands)	May 1, 2010	May 2, 2009	Change
Net cash provided by operating activities	$20,263	$17,177	$3,086
Net cash used in investing activities	-	(208)	208
Net cash provided by (used in) financing activities	1,123	(16,969)	18,092

Net increase during period in cash and cash equivalents	$21,386	$-	$21,386

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for the thirteen weeks ended May 1, 2010 was $20.3 million, an increase of $3.1 million compared to $17.2 million for the same period last year. The increase in net cash provided by operating activities was primarily due to the change in timing of interest payments from monthly to semi-annually on June 1 and December 1 of each year, which resulted in a decrease in interest payments made during the period of $2.9 million.

Cash Flows Used in Investing Activities

Net cash used in investing activities for the thirteen weeks ended May 1, 2010 decreased by $0.2 million compared to the same period last year. The decrease in net cash used in investing activities was due to the release of all restricted cash.

Cash Flows Provided by (Used in) Financing Activities

Net cash provided by financing activities was $1.1 million for the thirteen weeks ended May 1, 2010, an increase of $18.1 million for the thirteen weeks ended May 1, 2010 compared with net cash used in financing activities of $17.0 million for the same period last year. The increase in net cash provided by financing activities was primarily due to a decrease of $17.0 million in Distributions and an increase in Capital contributions of $1.2 million.

Debt

During the thirteen weeks ended May 1, 2010, there have been no significant changes to our debt structure. Refer to Note 4 to our Condensed Financial Statements entitled “Long-term debt” for further details related to our debt.

Contractual Obligations and Commitments

Our contractual obligations consist mainly of payments related to Long-term debt and related interest and operating leases related to real estate used in the operation of our business. Refer to the “Contractual Obligations and Commitments” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report furnished as an exhibit to TRU’s Form 8-K filed on April 30, 2010 for the fiscal year ended January 30, 2010, for details on our contractual obligations and commitments.

Critical Accounting Policies

Our Condensed Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Financial Statements. Refer to the “Critical Accounting Policies” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report furnished as an exhibit to TRU’s Form 8-K filed on April 30, 2010 for the fiscal year ended January 30, 2010, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 did not have impact on the Condensed Financial Statements.

Refer to Note 8 to the Condensed Financial Statements entitled “Recent accounting pronouncements” for a discussion of accounting standards which we have not yet been required to implement and may be applicable to our future operations, and their impact on our Condensed Financial Statements.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, future financial or operational performance, anticipated cost savings, results of restructurings, cash generated from operating activities, anticipated developments, future financings, targets and future occurrences and trends.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry, seasonality of Toys-Delaware’s business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we and Toys-Delaware conduct our business, Toys-Delaware’s ability to implement its strategy, our, Toys-Delaware’s and TRU’s respective substantial level of indebtedness and related debt-service obligations and the covenants in their and our respective debt agreements, availability of adequate financing to us, Toys-Delaware and TRU, Toys-Delaware’s dependence on key vendors of merchandise, international events affecting the delivery of toys and other products to Toys-Delaware’s stores, and such risks, uncertainties and factors associated with ours, Toys-Delaware’s and TRU’s business. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.